Exhibit 99

For immediate release:	Contacts Pfizer Inc.
April 23, 2012	Joan Campion - Media
(212) 733-2798

Chuck Triano - Investors
(212) 733-3901

Pfizer To Divest Nutrition Business To Nestlé

The Agreement Completes Pfizer’s Previously Announced Review of Strategic Alternatives for its Nutrition Business

Nestlé to Acquire a Leader in Infant Nutritionals in Asia, Europe and Latin America

NEW YORK--Pfizer today announced that it has entered into an agreement to divest its Nutrition business to Nestlé for $11.85 billion in cash. Pfizer’s Nutrition business recorded revenues of approximately $2.1 billion in 2011, an increase of 15% versus 2010.

“The transaction is a testament to the success of the Nutrition business, including its excellent reputation, talented colleagues, high-quality products and market reach,” said Amy Schulman, Executive Vice President, Pfizer General Counsel; President and General Manager, Pfizer Nutrition. “The combination of Nestlé and Pfizer’s Nutrition business, with its leading position in emerging markets, portfolio and science, will continue to serve the needs of formula-fed infants and their healthcare professionals and caregivers. The dedication and hard work of the Nutrition team is impressive and I am proud of the Pfizer Nutrition colleagues around the world who are devoted to the success of this business and the important role it plays in the lives of so many families.”

Pfizer Nutrition is a leading global pediatric nutrition company with a strong portfolio of brands encompassing everyday and specialty infant and toddler formulas, follow-on formulas, as well as maternal and adult nutrition products. Pfizer Nutrition has colleagues in approximately 60 countries around the world and sales, product development, manufacturing, and business centers in the United States, Latin America, Europe, Middle East, Africa and Asia.

“The sale of the Nutrition business to Nestlé is consistent with Pfizer’s intention to generate the greatest value for shareholders by maximizing the value-creation potential of our businesses and prudently managing our capital allocation,” stated Ian Read, Pfizer Chairman and Chief Executive Officer. “We remain focused on enhancing shareholder value and, following the completion of this divestiture, we expect to allocate the after-tax proceeds to further share repurchases, or invest in other business- development opportunities, with the return on share repurchases remaining our case to beat.”

Pfizer will update its 2012 financial guidance to reflect its decision to divest the Nutrition business to Nestlé when it reports its first-quarter 2012 financial results on May 1, 2012. Pfizer expects that all revenues and expenses related to the Nutrition business will be presented as Discontinued operations - net of tax, beginning with the second-quarter of 2012, on a retroactive basis for all periods presented.

The transaction is subject to customary closing conditions, including the receipt of regulatory approvals in certain jurisdictions. Pfizer expects the divestiture of the Nutrition business will be completed by the first half of 2013, assuming the receipt of the required regulatory clearances and satisfaction of other closing conditions. Upon completion of the transaction, all Pfizer colleagues currently dedicated to the Nutrition business will be transferred to Nestlé, subject to works council and union consultation where required.

Pfizer’s financial advisors for the transaction were Morgan Stanley & Co. LLC and Centerview Advisors LLC. Pfizer Legal Alliance (PLA) firms Skadden, Arps, Slate, Meagher & Flom LLP, Clifford Chance LLP and DLA Piper LLP acted as legal counsel for Pfizer. The PLA is a collaborative partnership between Pfizer and 19 law firms.

About Pfizer Inc.: Working together for a healthier world®

At Pfizer, we apply science and our global resources to improve health and well-being at every stage of life. We strive to set the standard for quality, safety and value in the discovery, development and manufacturing of medicines for people and animals. Our diversified global health care portfolio includes human and animal biologic and small- molecule medicines and vaccines, as well as nutritional products and many of the world's best-known consumer products. Every day, Pfizer colleagues work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. Consistent with our responsibility as the world's leading biopharmaceutical company, we also collaborate with health care providers, governments and local communities to support and expand access to reliable, affordable health care around the world. For more than 150 years, Pfizer has worked to make a difference for all who rely on us. To learn more about our commitments, please visit us at www.pfizer.com.

DISCLOSURE NOTICE

The information contained in this release is as of April 23, 2012. Pfizer assumes no obligation to update forward-looking statements contained in this release as a result of new information or future events or developments.

This release contains forward-looking information about an agreement by Pfizer to sell its Nutrition business to Nestle, including the potential benefits of the transaction and the anticipated timing of the completion of the transaction, as well as Pfizer’s capital allocation strategy, including with regard to share repurchases. Such information involves substantial risks and uncertainties including, among other things, whether and when Pfizer and Nestle will satisfy the various conditions to closing the agreement, including without limitation obtaining the required regulatory approvals; and, with regard to Pfizer’s capital allocation strategy, the uncertainties and variables inherent in business financial and operating performance, including, among other things, competitive developments, general economic, political, business, industry, regulatory and market conditions, and the other risks and uncertainties set forth in Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in its reports on Form 10-Q and Form 8-K.

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